Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sonic Automotive, Inc. for the registration of debt securities, guarantees, Class A common stock, preferred stock and warrants and to the incorporation by reference therein of our reports dated March 31, 2009 {except for Notes 1, 2, 6, 7, 9 and 13 as to which the date is May 27, 2009; and except for Note 1 (under the captions Recent Developments and Reclassifications) and Notes 2, 5, 7, 12 and 13 (resulting from reclassifications between continuing and discontinued operations), as to which the date is August 21, 2009}, with respect to the 2008 consolidated financial statements of Sonic Automotive, Inc., and the effectiveness of internal control over financial reporting of Sonic Automotive, Inc. included in its Current Report on Form 8-K dated August 21, 2009 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

August 24, 2009